(Letterhead of Leonard W. Burningham, Esq.)


March 7, 2001


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


        Re:     Consent to be named in the S-8 Registration Statement
                  of Encibar, Inc., a Utah corporation (the "Registrant"), SEC File No. 2-86724D to be filed on or about
                  February 15, 2001, covering the registration and issuance of 200,000 shares of common stock to six individual consultants and/or employees


Ladies and Gentlemen:

     I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                        Sincerely yours,


                                        /S/ LEONARD W. BURNINGHAM
                                        Leonard W. Burningham